Exhibit 99.1

Contact: Cathy Kruse

Telephone: 701-572-2020 ext 113

Cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update

Houston, Texas, April 12, 2010 - GeoResources, Inc., (NASDAQ: GEOI), today provided an operations update.

BAKKEN SHALE

GeoResources has established an operated Bakken shale project in Williams County, North Dakota. The Company has acquired approximately 71,000 gross (47,000 net) leasehold acres and intends to develop the acreage with two industry partners. The Company retained a 47.5% working interest (“WI”), representing approximately 22,300 net acres and is the operator of the project. We plan to drill at least three horizontal wells in the Middle Bakken Formation prior to year end. Recent activity in Williams County has confirmed commercial production in the Middle Bakken Formation, which is a primary objective for the joint venture. Secondary objectives include the Three Forks, Madison and the Red River Formations.

In our non-operated joint venture, the Company holds a 10% - 18% WI in approximately 106,000 gross (13,900 net) leasehold acres, located in Mountrail and adjacent counties. To date, the Company has participated in 49 wells drilled by its joint venture operator and has realized a 100% success rate. In addition, the Company owns minor working interests in more than 160 wells within the Bakken/Three Forks play. Our joint venture continues to acquire acreage in this expanding play and is currently running five drilling rigs continuously.

The following table lists recent activity. Please refer to our prior news releases for additional information. The Company generally reports joint venture and other wells where its interests are meaningful, but does not report numerous minor interest wells. The pace of activity has increased and we expect to participate in approximately 100 joint venture wells over the next two years, exclusive of the participation in numerous minor interest wells. The following table updates our prior operations releases with respect to this project.

WELL NAME	SPACING UNIT (Acres)	WI	IP (BOPD)(1) (24-hr rate)	STATUS

4th Qtr 2009
Goldeneye #2-2H	640	4.34%	1,823	Producing
Banshee #2-1H	640	5.41%	1,807	Producing
Skybolt #1-24H	640	5.40%	1,050	Producing
Stallion #1-1-12H	1,280	11.70%	2,523	Producing
Howitzer #1-25H	640	14.40%	981	Producing
Zephyr #1-36H	640	12.03%	1,462	Producing
Ripper #1-22H	640	5.27%	1,243	Producing
Cougar Federal #1-30H	640	12.19%	1,349	Producing
Cannonball Federal#1-27-34H	1,280	4.74%	—	Completing
Jughead Federal #1-26H	640	8.88%	—	Completing

1st Qtr 2010
Sniper Federal #1-6-7H	1,280	8.02%	—	Drilling
Wizard 1-35H	640	14.4%	904	Producing
Tarantula #1-16H	640	5.92%	1,010	Producing
Atlantis Federal #1-34-35H	1,280	7.78%	—	Drilling
Lunker Federal #1-33-4H	1,280	5.25%	—	Drilling
Machete 1-19H	640	9.9%	1,264	Producing
Whirlwind #1-31H	640	6.28%	—	Completing
Sauger Federal #1-22H	640	6.27%	—	Completing
Shad Federal #1-2-3H	1,280	5.25%	—	Drilling
Jericho #2-5H-TF	640	5.87%	—	Drilling

(1)

Consistent with prior press releases, “IP(BOPD) (24 hr rate)” is defined as the peak oil volume produced on a daily basis through permanent production facilities that occurs within the first few days of initial production from the well. Higher hourly rates can occur while the well is cleaning up through temporary test facilities after hydraulic fracture stimulation. The reported IP only accounts for the oil production and does not include gas or gas equivalent production.

At present, 12-15 wells are scheduled for the second quarter of 2010 where the Company expects to have working interests in the 5% to 10% range. Additional wells are in the process of being permitted and scheduled. Completed well costs, including surface equipment and production facilities for single lateral wells drilled on 640 acre units are currently estimated at approximately $4.5 million. Our recent wells drilled on 640 acre units have had 18-22 frac stages per well, while our Stallion #1-1-12H drilled on a 1,280 acre unit had a 36 stage frac. The majority of our wells will continue to be drilled on 640 acre spacing units. In our view, the economics are attractive and acreage can be “proved up” and placed on production on an expedited basis. However, we are scheduling 1,280 acre (and some larger) spacing units and have numerous locations which may result in or require such larger spacing units.

AUSTIN CHALK

The Company has continued its successful exploitation of the Austin Chalk Formation in Giddings Field, in Grimes & Montgomery Counties, Texas. The Hutto Unit #1-H (52% WI) was successfully brought on production for a 30 day average rate of 464 BOPD, 2.2 MMCPFD and 100 barrels of natural gas liquids per million cubic feet of natural gas. Subsequently, we spud the McCleney Lavender #1-H (52% WI) well. However, while drilling the vertical section of the McCleney well, we encountered a zone at approximately 4,175’ which caused lost circulation problems. After failed attempts to squeeze off this zone and establish mud weights sufficient to drill the Austin Chalk, we chose to suspend drilling on this unit. The rig was moved to the Chappel Woods #1-H (47% WI) and we are currently drilling the second lateral. This well is expected to be completed in about three weeks. The rig will then return to the McCleney area and drill the Wilkerson Davis #1-H (52% WI) as a replacement to the McCleney well, using a different casing program. The Hutto and the Wilkerson Davis are located on the northwest side of our Grimes County acreage block where the reserves tend to be more “oily” and result in about 50% oil and liquids. To date, the Company has drilled 14 Austin Chalk wells and achieved a 100% success rate. Our present inventory includes 22 proved undeveloped and probable locations within the Giddings Field. Our working interest varies from 37% to 53%. At present, we expect to sequentially drill all locations with a single drilling rig. However, we are in no jeopardy of losing leasehold positions and, therefore may defer drilling with poor natural gas prices or alternatively accelerate drilling with higher commodity prices. Our acreage position exceeds 68,000 gross acres, a majority of which is held by production and is prospective for the shallow Yegua and for the Eagle Ford Shale, Buda and Georgetown Formations.

St. Martinville

Our St. Martinville Field is located in St. Martin Parish, Louisiana. A high resolution 3-D seismic program has been shot and processed and is currently being integrated with sub-surface control and interpreted. We have an approximate 97% working interest and average net revenue interest of 91%. This intermediate depth salt dome has produced over 15 million barrels of oil and 16 Bcf of natural gas at shallow depths above 7,000 feet. Additionally, the deeper Discorbis section has produced about 124 Bcf of natural gas and almost 2 million Bbls of oil at depths of above 10,000 feet. Our last well, the Standard of Kansas #7, was drilled and completed at a cost of approximately $1.0 million with reserves estimated at 250,000 Bbls. We presently expect to drill our first post 3-D well in mid-summer.

Other Drilling

The Romero #1, located in Vermillion Parish, Louisiana, has been drilled and completed as a gas well at an estimated true vertical depth of 15,860 feet and has been completed in the Camerina Formation. The well had an initial rate of 1.8 MMCFPD and 67 BOPD. The Company has a 12.5% working interest in the property.

Comments:

Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “We have consistently told the market that we have the capability and track record to increase production and reserves and expand our drilling inventory and we have lived up to our comments. In less than three years, we have tripled our production and reserves and consistently expanded our acreage positions and drilling inventory. Our net production in the Bakken trend of the Williston Basin continues to increase with the on-going success of our development program. As demonstrated by our other drilling activities, we are confident that we can exploit our horizontal drilling and completion abilities in our new operated project in the Bakken. In Texas, our Austin Chalk program continues to deliver positive results and feed our growth and our St. Martinville project is clearly focused on shallow oil drilling opportunities. Finally, we have ample cash flow and liquidity to develop our properties and continue to generate additional projects”.

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin. For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” or “continue,” or comparable words. All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read our 10-K for the year ended December 31, 2009 and the other SEC reports of the Company and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein. Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site.